Federal Signal Reports Unfavorable Court Ruling in Latvian Commercial Dispute Oak Brook, IL, June 13, 2014 — Federal Signal Corporation (NYSE:FSS) (the “Company”), a leader in environmental and safety solutions, announced today that a Latvian court returned a ruling against the Company’s Bronto Skylift Oy Ab subsidiary in a lawsuit relating to a commercial dispute. The dispute involves a transaction for the 2008 sale of three Bronto units that were purchased by a financing company for lease to a Latvian fire department. The lessor and the Latvian fire department sought to rescind the contract after delivery, despite the fact that an independent third party, selected by the lessor, had certified the vehicles satisfied the terms of the contract. The adverse judgment requires Bronto to refund the purchase price and pay interest and attorneys’ fees. The Court denied the lessor’s claim against Bronto for alleged damages relating to lost lease income. The ruling will not impact Bronto’s operations or the ability to conduct its business in the future. The Company continues to believe that the claims against Bronto are weak and that Bronto fully satisfied the terms of the contract. The Company intends to pursue all available post-trial appeals to seek to have the ruling overturned. Legal counsel has indicated that the appeal process could take two years or more. “We are extremely disappointed in the Court’s ruling,” said Jennifer L. Sherman, Federal Signal Corporation’s Chief Operating Officer and General Counsel. “We believe we have a strong case and had anticipated a favorable outcome. We will closely review the legal reasoning applied by the Court in its full written decision, when issued, and anticipate filing an appeal to vigorously defend our position. However, based on our ongoing evaluation, the adverse judgment could result in the Company taking a charge for this one-time item.” As of March 31, 2014, the Company had not accrued any liability in its financial statements for this lawsuit. In evaluating whether a charge to record a reserve will be necessary, the Company will analyze all of the available information, including the legal reasoning applied by the Court in reaching its decision. This reasoning will be included in the full written judgment that is scheduled to be issued in the coming weeks. The amount of any associated charge could range from zero to approximately $4 million. About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, IL, with manufacturing facilities worldwide, the Company operates three groups: Environmental Solutions, Safety and Security Systems, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Brian Cooper +1-630-954-2000, bcooper@federalsignal.com